Exhibit 23




Independent Auditors' Consent


The Board of Directors and Stockholders
The Beard Company:


We consent to incorporation by reference in the Registration Statements (No. 33-87110, 33-98482, and 333-06757) on Form S-
8 of The Beard Company of our report dated April 7, 2000, relating to the balance sheets of The Beard Company and subsidiaries as of December 31, 1999 and 1998, and the related statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of The Beard Company.


                                             KPMG LLP

Oklahoma City, Oklahoma
April 10, 2000